ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation: Bitzio, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of eight hundred thousand (800,000) shares of Preferred Stock, $.001 par value per share, designated as Series F Convertible Preferred Stock. Each shares of Series F Convertible Preferred Stock shall have a stated value equal to $0.001. The relative rights, preferences and limitations of shares of Series F Convertible Preferred Stock are set forth on the Addendum to this Certificate of Designation.

3.	Effective date of filing: (optional)

4.	Signature: (required)	/s/ Hubert J. Blanchette

ADDENDUM TO THE CERTIFICATE OF DESIGNATION

SERIES F CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

BITZIO, INC.

Section 1. Dividends and Distributions. In the event that the Corporation’s Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series F Convertible Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that holder’s Series F Convertible Preferred Stock could be converted on the record date for the dividend.

Section 2. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series F Convertible Preferred Stock shall be entitled to receive in cash out of the net assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock or to the holders of any other class or series of equity stock, except for any holders of Series E Convertible Preferred Stock, an amount equal to eighty percent (80%) of said net assets multiplied by a fraction, the numerator of which shall be the number of outstanding shares of Series F Convertible Preferred Stock on the record date for the distribution and the denominator of which shall be the number of authorized shares of Series F Convertible Preferred Stock.

Section 3. Voting Rights. The holders of shares of Series F Convertible Preferred Stock shall have the following voting rights: Each share of Series F Convertible Preferred Stock shall entitle the holder thereof, on all matters submitted to a vote of the stockholders of the Corporation, to that number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder’s shares of Series F Convertible Preferred Stock are convertible on the record date for the stockholder action.

Section 4. Reacquired Shares. Any shares of Series F Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Voting on Amendment. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than one hundred percent (100%) of the then outstanding shares of Series F Convertible Preferred Stock shall be required for any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series F Convertible Preferred Stock.

Section 6. Conversion. The holders of the Series F Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series F Convertible Preferred Stock into shares of Common Stock:

(A) Conversion Procedure. Subject to and in compliance with the provisions of this Section 6, any shares of Series F Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock. The holder of a share of Series F Convertible Preferred Stock may exercise its conversion right by giving a written conversion notice (the “Conversion Notice”) (x) by email or facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email or facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”) and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such holder’s Series F Convertible Preferred Stock, the holder shall also surrender the certificate for the Series F Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency as the Corporation may designate by notice in writing to the holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

(B) Conversion Ratio. The number of shares of Common Stock to which a holder of Series F Convertible Preferred Stock shall be entitled upon a Conversion shall equal the product obtained by (a) multiplying the number of Fully-Diluted Common Shares by four (4), then (b) multiplying the result by a fraction, the numerator of which will be the number of shares of Series F Convertible Preferred Stock being converted and the denominator of which will be the number of authorized shares of Series F Convertible Preferred Stock. The term “Fully-Diluted Common Shares” means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all outstanding securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series F Convertible Preferred Stock.

(C) Issuance of Certificates; Time Conversion Effected.

(i) Conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the holder of the Series F Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Promptly, but in no event more than three (3) Trading Days, after the Conversion Date and surrender of the Series F Convertible Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the holder, registered in such name or names as the holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series F Convertible Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

(ii) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required) could result in economic loss to the holder of the Series F Convertible Preferred Stock. As compensation to the holder for such loss, the Corporation agrees to pay the holder’s actual losses occasioned by any “buy-in” of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required), the holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the holder shall retain the right to receive the actual cost of any “buy-in.”

(D) Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series F Convertible Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

(E) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holder) to insure that the holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of his Series F Convertible Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had his Series F Convertible Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holder) with respect to the holder’s rights and interests to insure that the provisions of this Section 6 will thereafter be applicable to the Series F Convertible Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than one hundred percent (100%) of Series F Convertible Preferred Stock then outstanding), the obligation to deliver to each holder of Series F Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

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